Exhibit 99.2
FOR IMMEDIATE RELEASE

Jackson Announces Second Quarter Fiscal 2022 Cash Dividend of $0.55 Per Share

LANSING, Mich. — May 10, 2022 — Jackson Financial Inc.1 (NYSE: JXN) (Jackson®) announced that its Board of Directors has declared a quarterly cash dividend of $0.55 per Class A common share for the second quarter of fiscal 2022. The dividend is payable on June 16, 2022 to shareholders of record at the close of business on June 2, 2022.

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ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all of our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2021. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

SAFE HARBOR STATEMENT
This press release may contain certain statements that constitute “forward-looking statements.” Forward-looking statements generally may be identified by their use of terms including “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance, are subject to assumptions, and are inherently susceptible to risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Reference is made to our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission for a discussion of risks and uncertainties that we face and that could affect our forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions. There can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Any forward-looking statements reflect Jackson’s views and assumptions as of the date of this press release and Jackson disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

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1 Jackson Financial Inc. is a U.S. holding company and the direct parent of Jackson Holdings LLC (JHLLC). The wholly-owned subsidiaries of JHLLC include Jackson National Life Insurance Company, Brooke Life Insurance Company, PPM America, Inc. and Jackson National Asset Management, LLC.

Media Contact:
Patrick Rich
patrick.rich@jackson.com

Investor Relations Contact:
Andrew Campbell
andrew.campbell@jackson.com

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